Amarantus Bioscience Holdings Announces Private Placement of Convertible Debentures and Warrants

SUNNYVALE, Calif., Sept. 4, 2013 (GLOBE NEWSWIRE) — Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to neurodegeneration and apoptosis, today announced that it has entered into definitive agreements with institutional investors to raise approximately $1.4 million in a private placement of convertible debentures and warrants led by Dominion Capital. In the event the warrants are exercised in full, total proceeds to the Company resulting from this transaction will exceed $3.5 million. The funds raised will be used to fund the further development of its product development programs, MANF and LymPro. The closing of the transaction is subject to the satisfaction of customary closing conditions and is expected to occur on or before September 6, 2013.

Under the terms of the convertible debenture agreement, the investors may convert their debentures at any time at $0.04/share, subject to adjustment in the event of dilutive issuances or events of defaults. The debentures are being issued at an original issue discount of 10% and will accrue interest at the rate of 8% per annum. Additionally, the investors will receive a warrant to purchase a number of shares equal to 100% of the shares underlying the debenture, exercisable at $0.06/share for a period of 3 years, subject to further adjustment therein. The Company may force the investors to convert their entire note, and call for the forced exercise of the warrant, in the event shares of the Company's common stock trade at or above $0.10/share for a period of 20 consecutive trading days, subject to customary equity conditions. The investors agreed to 'no shorting' for a period of 12 months.

"This financing transaction allows the Company to execute on its business plan of advancing LymPro into commercialization, while also giving us the opportunity to complete the MANF pipeline reprioritization toward orphan indications and improve the Company's patent portfolio," said Gerald E. Commissiong, President & CEO of Amarantus. "With the forced exercise of warrants possible if shares of Amarantus trade above $0.10, this transaction will allow the Company to operate well into 2014, where we expect to begin generating revenue through LymPro commercialization and bring MANF closer to first-in-man human clinical studies."

The securities are being offered and sold solely to accredited investors on a private placement basis. The Company will register the shares underlying the notes and warrants pursuant to the Securities Act of 1933, as amended, for resale by the investors. The Company has committed to file the registration statement by the 21st calendar day following the closing of the sale of the debentures and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Amarantus

Amarantus is a development-stage biotechnology company founded in January 2008. The Company has a focus on developing certain biologics surrounding the intellectual property and proprietary technologies it owns to treat and/or diagnose Parkinson's disease, Alzheimer's disease, Traumatic Brain Injury, and other human diseases. The Company has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. The Company also is a Founding Member of the Coalition for Concussion Treatment (#C4CT), a movement initiated in collaboration with Brewer Sports International seeking to raise awareness of new treatments in development for concussions and nervous-system disorders. The Company also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn and Twitter.

Contact:

Investor/Media Contacts
Russell Miller, Director of Investor Relations
408.737.2734 x 109
ir@amarantus.com